Exhibit (d)(9)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Sub-Advisory Agreement effective as of November 18, 2019, (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Adviser”) and Wellington Management Company, LLP, a limited liability partnership organized under the State of Delaware (“Wellington” or “Sub-Adviser”).

FMG LLC and Wellington agree to modify the Investment Sub-Advisory Agreement dated as of November 13, 2019 (“Agreement”) as follows:

1.    New Portfolios. FMG LLC hereby appoints Wellington to serve as the Sub-Adviser to EQ/Wellington Energy Portfolio.

2.    Duration of Agreement.

a.	With respect to the New Portfolio, the Agreement shall continue in effect for a period of two years beginning November 18, 2019 and may be continued thereafter pursuant to subsection (b) below.

b.

With respect to the New Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the New Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the New Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

3.    Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which Wellington is appointed as the Sub-Adviser and the fee payable to the Sub-Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ Kenneth Kozlowski	By:	/s/ Steven Muson
	Kenneth Kozlowski		Name:Steven Muson
	Director, Executive Vice President and Chief Investment Officer		Title: Senior Managing Director

APPENDIX A

TO

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT WITH

WELLINGTON MANAGEMENT COMPANY LLP

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate**
EQ/Mid Cap Value Managed Volatility Portfolio*	0.55% of the Sub-Adviser Allocation Portion’s average daily net assets up to and including $150 million; and 0.45% of the Sub-Adviser Allocation Portion’s average daily net assets in excess of $150 million.

Multimanager Technology Portfolio*	0.65% of the Sub-Adviser Allocation Portion’s average daily net assets up to and including $50 million; 0.55% of the Sub-Adviser Allocation Portion’s average daily net assets in excess of $50 million up to and including $100 million; and 0.45% of the Sub-Adviser Allocation Portion’s average daily net assets in excess of $100 million.

Multimanager Mid Cap Growth Portfolio*	0.45% of the Sub-Adviser Allocation Portion’s average daily net assets up to and including $100 million; and 0.40% of the Sub-Adviser Allocation Portion’s average daily net assets in excess of $100 million.

EQ/Wellington Energy Portfolio	0.40% of the portfolio’s average daily net assets up to and including $100 million; 0.35% of the portfolio’s average daily net assets in excess of $100 million.

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Portfolio or the Sub-Adviser Allocation Portion is calculated by multiplying the aggregate net assets of the Portfolio or the Sub-Adviser Allocation Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.